Exhibit 10.2

EXECUTIVE SEVERANCE AND VESTING ACCELERATION AGREEMENT
THIS EXECUTIVE VESTING AND SEVERANCE AGREEMENT (this “Agreement”), effective as of March 16, 2017 (the “Effective Date”), is entered into by and between The Rubicon Project, Inc. (the “Company”), and Michael Barrett (“Executive”).
In connection with the execution of this Agreement, Executive and Company are also entering into that certain Executive Employment Agreement of even date herewith (the “Employment Agreement”). The undersigned desire to enter into this Agreement to set forth the terms by which Executive would receive certain accelerated vesting and severance pay under certain circumstances in connection with a termination of Executive’s employment. With respect to severance and change in control protection, this Agreement and the Employment Agreement supersede any other contracts between Executive and the Company or policies of the Company and are intended to govern the treatment of the equity awards granted to Executive in connection with the commencement of Executive’s employment, and any and all other equity awards granted to Executive except to the extent that the terms of such other equity awards provide otherwise.
1.Certain Defined Terms. As used herein:
(a)“Base Salary” means Executive’s then-current base salary.
(b)“Cause” means the occurrence of one or more of the following:
(i)Executive’s refusal to materially perform Executive’s duties and responsibilities, or to devote substantially all of Executive’s normal business time to the business and affairs of the Company or its successor (except in the case of Disability);
(ii)Executive’s material misappropriation of the Company’s or its successor’s funds or property;
(iii)Executive’s conviction of, or plea of guilty to or admission of, a felony;
(iv)Executive’s willful misconduct or gross negligence which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company, its successor or their respective affiliates; or
(v)Executive’s material breach of any material provision of any written agreement between Executive and the Company or its successor.
Notwithstanding the foregoing, in no event shall Executive’s termination be for “Cause” unless (1) an event or circumstance set forth in clauses (i) through (v) shall have occurred and the Company or its successor provides Executive with written notice thereof within thirty days after it first has knowledge of the occurrence or existence of any such event or circumstance, which notice specifically identifies the event or circumstance that it believes constitutes Cause, and (2) to the extent correctable, Executive fails to correct the circumstance or event so identified within thirty days after receipt of such notice.
(c)“Code” means Internal Revenue Code of 1986, as amended and “Section 409A” and “Section 280G” refer to Sections 409A and 280G of the Code.
(d)“Date of Termination” means the date of the Separation from Service.
(e)“Disability” means Executive is “disabled” within the meaning of Section 409A.
(f)“Good Reason” means the occurrence of any one or more of the following events:

(i)the Company or its successor relocates Executive’s principal place of employment by more than twenty miles;
(ii)a material reduction in Executive’s compensation (including Executive’s base salary and/or performance-related bonus targets, but excluding discretionary bonuses (if any)); or
(iii)Executive’s position, duties, or reporting relationship are materially and adversely changed, resulting in a position of materially less stature or responsibility; provided, that a change in Executive’s title alone will not constitute “Good Reason” unless there is also a material and adverse change in Executive’s position, duties, or reporting relationship. Without limiting other instances of material reduction in Executive’s position, duties, or reporting relationship, a material reduction of Executive's position, duties, or reporting relationship is deemed to occur if (i) following a Sale Transaction Executive is no longer serving as the Chief Executive Officer of the combined and/or successor entity, or (ii) even if following a Sale Transaction Executive is serving as the Chief Executive Officer of the combined and/or successor entity, that combined and/or successor entity is a division or subsidiary of a larger operating company.
Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any event in (i)-(iii) above unless (1) Executive first provides the Company or its successor with written notice thereof within ninety days after the occurrence of such event, (2) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty days after receipt of such notice, and (3) Executive designates an effective date for Executive’s termination for Good Reason no later than thirty days after the expiration of the Company’s cure period, subject to any extension of such effective date requested by the Company or its successor and agreed by Executive.
(g)“Involuntary Termination” means a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason.
(h)“Sale Transaction” means a Change in Control as defined in the Company’s 2014 Equity Incentive Plan or any successor plan, as well as: (i) the Company shall sell, lease, transfer, convey, or otherwise dispose of, in any single transaction or series of related transactions, all or substantially all of the assets or intellectual property of the Company and its subsidiaries, taken as a whole (except where such sale, lease, transfer, conveyance or disposition is to a wholly owned subsidiary of the Company), or the sale or disposition, whether by merger or otherwise, of one or more of the Company’s subsidiaries if all or substantially all of the assets or intellectual property of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries (except where such sale or other disposition is to the Company or another of the Company’s wholly-owned subsidiaries); (ii) upon a transaction or series of related transactions to which the Company is a party in which a majority of the Company’s voting power is transferred (other than a transaction or series of related transactions solely for bona fide equity financing purposes in which cash is received by the Company or any successor, in which indebtedness of the Company is cancelled or converted or in which both cash is received and indebtedness is cancelled or converted); or (iii) upon a merger, consolidation or similar transaction or series of transactions in which the Company or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, consolidation or similar transaction or series of transactions, other than a merger or consolidation in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, a majority of the voting power of the surviving or resulting corporation or other entity (or the parent corporation or other entity of such surviving or resulting corporation or other entity).
(i)“Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A.
(j)“Target Bonus” means, for any given year, the amount that would be paid if Executive earned 100% of the sum of his then current on-target performance-based bonuses.
2.Payments and Vesting Acceleration Upon Involuntary Termination.

(a)Accrued Obligations. In the event that Executive’s employment under this Agreement terminates for any reason, upon such termination, the Company will pay to Executive in a single lump sum payment, within thirty days after the Date of Termination (as defined below), or such earlier date as may be required by applicable law, the aggregate amount of (i) any earned but unpaid Base Salary, (ii) accrued, but unused vacation (if any), (iii) unreimbursed business expenses incurred prior to the Date of Termination that that are reimbursable in accordance with applicable Company policies, and (iv) any earned but unpaid incentive bonus or commission payments (together, the “Accrued Obligations”). Vested or earned benefits under any employee benefit plan shall be governed by the terms and conditions of the applicable plans except as expressly set forth herein.
(b)Involuntary Termination Prior To a Sale Transaction. Subject to Section 3, in the event of an Involuntary Termination prior to and not in connection with the consummation of a Sale Transaction, Executive will be entitled, upon Executive’s Separation from Service, to the payments and benefits set forth in this Section 2(b):
(i)12 Months Salary Severance. The Company shall pay to Executive an amount equal to twelve months of Executive’s Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the twelve month period following the Termination Date (the “Salary Severance”), provided, however, that no payments under this Section 2(b)(i) shall be made prior to the Company’s first regularly scheduled payroll date occurring on or after the 60th day following the Date of Termination (the “First Payment Date”) and any amounts that would otherwise have been paid pursuant to this Section 2(b)(i) prior to the First Payment Date shall instead be paid on the First Payment Date (without interest thereon).
(ii)Pro-Rated Bonus. The Company shall pay to Executive a pro-rated portion of the Target Bonus for the year in which the Date of Termination occurs, determined by (i) multiplying Executive’s Target Bonus for the full calendar year in which the Date of Termination occurs by a fraction, the numerator of which equals the number of days elapsed during the calendar year in which the Date of Termination occurs through and including the Date of Termination and the denominator of which equals 365 and (ii) subtracting the amount of any portion of Executive’s performance-bonus paid to Executive prior to the Date of Termination (the “Pro-Rated Bonus”). The Pro-Rated Bonus shall be payable in a single lump-sum payment on the First Payment Date, without regard to any performance conditions or requirements.
(iii)12 Months Health Benefits. During the twelve month period following the Date of Termination or, if earlier, the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulation thereunder, the Company shall, in its sole discretion, either (A)  provide to Executive (and Executive’s dependents to the extent covered under the Company’s group health plan at the time of termination), at the Company’s expense, or (B) reimburse Executive for, coverage under its group health plan at the same levels in effect on the Date of Termination; provided, however, that if (I) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (II) the Company is otherwise unable to continue to cover Executive (or Executive’s dependents if applicable) under its group health plans, or (III) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company obligation shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
(iv)12 Months Vesting Acceleration and Exercise Term Extension.
(A)Vesting Acceleration. All outstanding options to purchase Company common stock and any restricted stock, restricted stock units or other equity interest in the Company (each separate award is an “Equity Interest”) held by Executive as of the Date of Termination that are described in subsections (1) and (2) below shall become vested and exercisable on the First Payment Date (or upon a Sale Transaction, if earlier).

(1)Any Equity Interest that would have otherwise vested in accordance with its terms, absent termination of employment, during the 365-day period immediately following the Date of Termination (the “Acceleration Period”).
(2)With respect to each Equity Interest that vests based on continued service and vests less frequently than monthly and/or has not already passed, as of the end of the Acceleration Period, any vesting cliff imposed on such Equity Interest, the product of (A) the number of shares of such Equity Interest that would have vested, absent termination of employment, on the first vesting date scheduled to occur after the Acceleration Period, and (B) the quotient obtained by dividing (X) the total number of calendar days between (i) the immediately preceding vesting date for such Equity Interest, even if such immediately preceding vesting date occurs during the Acceleration Period or (ii) the vesting commencement date of such Equity Interest if no vesting date will have occurred by the end of the Acceleration Period, and the end of Acceleration Period, by (Y) the total number of calendar days between (i) the immediately preceding vesting date for such Equity Interest, even if such immediately preceding vesting date occurs during the Acceleration Period or (ii) the vesting commencement date of such Equity Interest if no vesting date will have occurred by the end of the Acceleration Period, and the vesting date first occurring after the Acceleration Period. With respect to each Equity Interest that vests based on the achievement of performance goals, unless otherwise provided by the terms thereof, such Equity Interest shall remain outstanding for an additional six months in order to determine whether or not one or more performance goals shall be achieved that were not achieved as of the time of such termination of service (taking into account only financial and other Company performance goals and ignoring any individual performance goals) and Executive shall receive a prorated portion of any vesting so determined based on the portion of the performance period during which Executive was employed with the Company.
(B)Extension of Exercise Term. The term during which Executive may exercise any stock option or other exercisable Equity Interest shall be extended until the earlier of the first anniversary of the Date of Termination or the expiration date that would apply to such stock option or other exercisable Equity Interest had Executive remained employed with the Company.
(c)Involuntary Termination In Connection With or Following a Sale Transaction. Subject to Section 3, in the event of an Involuntary Termination that occurs in connection with or within thirteen (13) months following the consummation of a Sale Transaction, Executive will be entitled to all of the payments and benefits set forth in Section 2(b) above on the terms and conditions provided therein, except that:
(i)12 Months Salary Severance. The Salary Severance shall be an amount equal to the sum of (1) twelve months of Executive’s Base Salary and (2) the Target Bonus. Such aggregate amount shall be payable over the twelve months following the Date of Termination in accordance with Section 2(b)(i) above; and
(ii)Full Vesting Acceleration. All of Executive’s Equity Interests that vest solely based on continued service shall vest in full effective upon the Involuntary Termination, and shall remain exercisable for the period set forth in Section 2(b)(iv)(B) above. Any of Executive’s Equity Interests that vest based on the achievement of performance goals shall, unless otherwise provided by the terms thereof, vest based on the level of achievement of such performance goals as of immediately prior to, but subject to consummation of, the occurrence of the Sale Transaction and giving effect to the price or value per share expressed or implicit in such Sale Transaction, treating the portion of the performance period that occurred prior to the Sale Transaction as if it were the entire performance period (i.e, no proration of vesting based on a performance period that is shorter than the period established initially under the agreement documenting the Equity Interest). The Board or any compensation committee thereof shall adjust the performance goals if it determines in good faith that such an adjustment is desirable in order to keep the probability of achieving the performance goals the same as if the performance period had not been shortened.
(d)Death or Disability. If Executive’s employment is terminated for Death or Disability prior to the consummation of a Sale Transaction, Executive will be entitled to all of the payments and benefits set forth in Section 2(b) above on the terms and conditions provided therein. If Executive’s employment is terminated as a result of Death or Disability following the consummation of a Sale Transaction, Executive will be entitled to all of the payments and benefits set forth in Section 2(c) above on the terms and conditions provided therein.

(e)Other Terminations. If Executive’s employment is terminated for any reason not described in Sections 2(b) or (c) or (d) above including, without limitation, due to a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, the Company will pay Executive only the Accrued Obligations.
(f)No Other Payments. Except to the extent required by law, the Company shall not be obligated to pay Executive any other amounts upon termination of Employee’s employment for any reason except as set forth in this Section 2.
3.Conditions to Severance and Vesting. As a condition to Executive’s right to receive any payments or benefits under Section 2 hereof:
(a)Release. Executive shall execute and deliver to the Company a release agreement in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one days (or such longer period of time as may be required by applicable law in order to make it enforceable) following the Date of Termination and that Executive not revoke such Release during any applicable revocation period. The form of the Release may be modified as needed to reflect changes in applicable law or regulations that are needed to provide a legally enforceable and binding release of the scope contemplated by the Release at the time of execution.
(b)Intellectual Property Assignment and Confidential Information Agreement. Executive confirms his commitment to comply with and honor Executive’s obligations under the Intellectual Property Assignment and Confidential Information Agreement executed by Executive in favor of the Company (or any other agreement providing for confidentiality or the assignment of intellectual property) and his obligations under Section 4 of the Employment Agreement.
(c)Recoupment of Benefits. In the event of any material breach by Executive of any term of this Agreement or the Release that is not cured, if correctable, within 30 days of receipt by Executive from the Company or its successor of written notice of such breach and demand for cure, without limiting any other remedy available to the Company, the Company shall have the right to (i) terminate any payments or benefits provided for herein; and (ii) recoup any sums previously paid, or the benefits of any vesting acceleration or Equity Interest term extension provided for, hereunder.
4.Certain Tax Matters.
(a)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments under Section 2 hereof, shall be paid to Executive during the six month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
(b)280G - Best Results.
(i)Best Results Provision. In the event of the occurrence of a Sale Transaction, if any payments or benefits received (or to be received) by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (“Payments”), would constitute “parachute payments” as defined in Section 280G(b)(2) of the Code (“Parachute Payments”) and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax amount of any such Parachute Payments, taking into account the Excise Tax and all other taxes, would be less than the net after-tax amount if the Payments were three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code) less $100.00, then the Parachute Payments shall be reduced to an amount equal to three times Executive's base amount less $100.00. If a reduction in Parachute Payments to three times Executive’s base amount less $100.00 is necessary pursuant to the preceding sentence, the reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of employee benefits.
(ii)All calculations and analysis required by Section 4(b) shall be performed in a manner consistent with this Section 4(b)(iii) by an independent, nationally recognized legal, tax or accounting firm (the “Independent Advisors”) selected by the Company and reasonably acceptable to Executive. For purposes of determining whether and the extent to which any Payments are Parachute Payments and/or would be subject to the Excise Tax, (1) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (2) no portion of the Payments shall be taken into account which, in the written opinion of the Independent Advisors, does not constitute a Parachute Payment” (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the written opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; (3) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, and (4) Executive shall be deemed to (x) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (z) if necessary, have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of a Gross-Up Payment in Executive's adjusted gross income.
(c)Section 409A.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 4(c) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so.
(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
(iii)To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.
(iv)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect
5.At-Will. Nothing herein shall be deemed to affect the “at-will” nature of Executive’s employment. Accordingly, Executive’s employment with the Company may be terminated at any time, with or without cause or notice, and without any severance payment or similar obligation except to the extent set forth herein. The “at will” nature of Executive’s employment cannot be changed by an oral agreement and can only be changed by a written agreement, executed by the Company, expressly providing therefor.
6.Miscellaneous.
(a)Effect on Other Documents. This Agreement and the Employment Agreement shall supersede any other contracts, arrangements or understandings between Executive and the Company or policies on the subject matter herein and are intended to govern the treatment of the equity awards granted to Executive in connection with the commencement of Executive’s employment, and any and all other equity awards granted to Executive except to the extent that the terms of such other equity awards provide otherwise.
(b)Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) if to Executive at Executive’s last known address evidenced on the Company’s payroll records; and (ii) if to the Company, at the Company’s principal executive offices, attention Head of Human Resources and General Counsel or, in each case, to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
(d)Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes from amounts payable hereunder.
(e)Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. For avoidance of doubt, the provisions of this Agreement shall govern all future equity awards made to Executive unless the agreements for such future Awards specifically reference and waive this Section 6(e).

(f)Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. Prior to the occurrence of a Sale Transaction, Executive understands and agrees that any and all disputes that Executive may have with the Company or any of its employees, officers, directors, agents or assigns which arise out of the provisions of this Agreement shall be resolved in accordance with the terms of the Mutual Pre-Dispute Arbitration Agreement entered into by and between Executive and the Company (the “Arbitration Agreement”). Following a Sale Transaction, notwithstanding the terms of the Arbitration Agreement, Executive will be able to choose to bring a court action to enforce his rights under this Agreement. The sole and exclusive venue for any actions filed with a court shall be the Superior Court of Los Angeles County and/or the United States District Court for the Southern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
(g)Attorney’s Fees. In the event that Executive brings an action to enforce or effect his rights under this Agreement, Executive shall be entitled to recover his costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action if he is determined to be the prevailing party.
(h)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(i)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
(j)Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
(k)Entire Agreement. This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof.
(l)No Mitigation. Executive shall be under no obligation to seek other employment to mitigate the Company’s obligation to make any payments or provide any benefits that may arise under this Agreement, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.
(m)Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Executive Severance and Vesting Acceleration Agreement effective as of the date first above written.

THE COMPANY:

The Rubicon Project, Inc.

By:	/s/ Frank Addante
Name: Frank Addante

EXECUTIVE

/s/ Michael Barrett
Michael Barrett

EXHIBIT A

RELEASE AGREEMENT
This Release Agreement (the “Release”) is being executed in connection with the provision of certain severance, termination or other benefits, including those provided for under the Executive Severance and Vesting Acceleration Agreement (the “Agreement”) to which this Release is attached as an exhibit. Terms used but not defined herein shall have the meanings given to them in the Agreement.
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive does hereby release and forever discharge the “Releasees” hereunder, consisting of The Rubicon Project, Inc. (the “Company”) and its parents, subsidiaries, affiliates, shareholders, investors, partners, members, managers, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.
The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to Executive’s employment with, or service to, the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any claim for benefits under any stock option, restricted stock or other equity-based incentive plan of the Releasees, or any of them (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on any Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: the Age Discrimination in Employment Act as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; or any other federal, state or local law.
Notwithstanding the foregoing, this general release shall not operate to release any rights or claims which Executive may have to (i) payments and/or benefits under the Agreement; (ii) accrued or vested benefits, if any, as of the date hereof, under any applicable employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; or (iii) any Claims that cannot be waived as a matter of law. Further, nothing in this Release waives or releases or prevents Executive from in any way pursuing any rights or claims Executive may have (i) to indemnity and defense from the Company and its subsidiaries and their successors pursuant to provisions of the charter documents the Company or its subsidiaries, any contract of indemnity, or applicable law; (ii) to coverage under policies of insurance maintained by the Company or its subsidiaries (including without limitation insurance covering directors’ and officers’ liability, fiduciary liability, employment practices liability, general liability, automobile damage and liability, and employed attorneys’ liability) according to the terms of such policies; (iii) to reimbursement of expenses properly incurred by Executive in the course of service to the Company; (iv) under plans or contracts governing equity awards made to Executive; (vi) as a former employee under the Company’s retirement and welfare plans under which Executive is a beneficiary or participant, including without limitation the Company’s 401(k) plan and plans or policies or insurance providing for health care; or (v) as a stockholder of the Company.
Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive, being aware of said code section, hereby expressly waives any rights Executive may have thereunder, as well as under any other statutes or common law principles of similar effect.
[In accordance with the Older Workers Benefit Protection Act of 1990, Executive is hereby advised as follows: (1) Executive is hereby advised to consult with an attorney before signing this release; (2) Executive has at twenty-one days from the date of termination of employment (which is more than twenty-one days from Executive’s receipt of this release) to consider the this release before signing it; (3) Executive waives any extension or renewal of the twenty-one day period in the event of a material change to this release or the consideration for it; and (3) if Executive signs this release prior to the expiration of the twenty-one day period, Executive waives the balance of that period; and (4) Executive has seven days under the Age Discrimination in Employment Act after signing this release to revoke it, and this release will become effective upon the expiration of those revocation periods. If Executive wishes to revoke this release, Executive shall provide written notice to the company’s head of human resources and General Counsel so that such notice is received no later than 5:00 pm on the fifteenth day following Executive’s execution of this Release, in which case Executive understands that Executive will not be entitled to the consideration offered for this Release.] [if applicable]
Executive acknowledges and represents that Executive has not suffered any discrimination or harassment by any of the Releasees and do not have any other claims against any of the Releasees. Executive acknowledges that Executive has not been denied any leave, benefits or rights to which Executive may have been entitled under any law, including the Family and Medical Leave Act, that Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation or relief. Executive further acknowledges and represents that, except as expressly provided in the Agreement, Executive has been paid all amounts that any of the Releasees have ever owed Executive and been issued all Equity Interests to which Executive is entitled and Executive understands that Executive will not receive any additional compensation or benefits after the Date of Termination except as expressly set forth in the Agreement.
Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.
Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive shall pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim in the event that Executive does not prevail in said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the Age Discrimination in Employment Act.

Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.
Executive agrees not to disparage the Company, its officers, directors, employees or agents in any manner likely to be harmful to them or their business, personal reputation or business reputation, and the Company shall not, and shall cause its officers not to, disparage Executive in any manner likely to be harmful to Executive or Executive’s personal reputation or business reputation; provided however, that statements which are made in good faith in response to inquiries or requests for information required by legal process shall not violate this paragraph.
Executive acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him or her with respect to the matters released in this Release, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
IN WITNESS WHEREOF, Executive has executed this Release this ____ day of ___________________, 20__.

Executive:

Michael Barrett